Exhibit 10.6

Asana, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Asana, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the listing date of the Company’s stock on a national stock exchange (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $30,000
b.	Independent Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $15,000

2.	Annual Committee Chair Service Retainer:
a.	Chair of the Audit Committee: $20,000
b.	Chair of the Compensation Committee: $12,000
c.	Chair of the Nominating and Corporate Governance Committee: $7,500

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $6,000
c.	Member of the Nominating and Corporate Governance Committee: $3,750

Equity Compensation

Subject to its approval by the Company’s stockholders, the equity compensation set forth below will be granted pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”), which provides, among other things, that the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted and cash fees paid by the Company to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (“grant date fair value”).

1.        Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a restricted stock unit award with a grant date fair value of $350,000 (the “Initial Grant”). The shares subject to each Initial Grant (i) will vest in equal annual installments over a three-year period such that the Initial Grant is fully vested on the third anniversary of the date of grant and (ii) will vest in full upon a Change in Control (as defined in the Plan), in either case, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. Notwithstanding the foregoing, each share subject to the Initial Grant that vests shall be subject to a holding period and shall not be issued or delivered to the Eligible Director until the earlier to occur of (a) the first anniversary of the vesting date and (b) a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.        Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who (i) has served as a non-employee member of the Board for more than six months as of such date and (ii) will continue to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a restricted stock unit award with a grant date fair value of $175,000 (the “Annual Grant”). The shares subject to the Annual Grant (a) will vest on the first anniversary of the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, and (b) will vest in full upon a Change in Control (as defined in the Plan), in either case, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date. Notwithstanding the foregoing, each share subject to the Initial Grant that vests shall be subject to a holding period and shall not be issued or delivered to the Eligible Director until the earlier to occur of (1) the second anniversary of the vesting date and (2) a “change in control event” within the meaning of Section 409A of the Code.

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